EXHIBIT 99

                      CORNERSTONE REALTY INCOME TRUST, INC.
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                              FOR IMMEDIATE RELEASE
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          Cornerstone Closes Sale of 16 Communities for $136.5 Million


         Richmond, Virginia, March 13, 2000 - Cornerstone Realty Income Trust (NYSE:TCR) today announced that on March 10, 2000 they closed the sale of 16 communities containing 3,609 apartment homes for $136.5 Million.

         Cornerstone will use the net sale proceeds to pay down the Company's existing variable rate line of credit and to fund a $35 million 1031 tax free exchange qualified investment. This transaction will bring Cornerstone's debt to total market capitalization to less than 20%. In addition, over 70% of the company's total debt has average maturities exceeding five years and fixed interest rates averaging approximately 7%.

         The sale will also allow Cornerstone to aggressively pursue its previously announced stock repurchase program. The Company has purchased to date approximately $12 million of its planned $50 million stock repurchase program.

         Certain statements contained herein constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements. Although the Company expects the events described above to occur as indicated, they are subject to certain conditions which could delay or change their completion, or result in the sale and other events not occurring at all.

         Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The Company focuses on the ownership and management of multi-family properties in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, the Company currently owns 71 multifamily properties containing 17,356 apartment homes. For additional information please contact Glade M. Knight, Chairman and Chief Executive Officer, S. J. Olander, Executive Vice President and Chief Financial Officer, David S. McKenney, Senior Vice President of Corporate Services or Krissy Gathright, Assistant Vice President of Corporate Services at (804) 643-1761. Further information on Cornerstone may be found on our web site at: HTTP://WWW.CORNERSTONEREIT.COM.
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